Exhibit 10.20

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (Agreement) is entered into as of May 31, 2005, between QUESTAR CORPORATION, (Questar) and CONSONUS ACQUISITION CORP., a Delaware corporation (Sublessee).

RECITALS

The parties recite and declare:

A.       Questar is the lessee of an eight story office building located at 180 East 100 South, Salt Lake City, Utah consisting of approximately 217,327 square feet of floor rentable area (the Building), under a lease agreement dated January 10, 1997 (the Master Lease). A copy of the Master Lease is available upon request.

B.        Sublessee desires to obtain space in the Building for use as a communications and computer equipment site as well as for general office space.

C.        The parties desire to enter an Agreement defining the rights, duties, and liabilities of the parties.

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

Section 1.  Sublease Subject to Master Lease

(a)       This Agreement is subject to all of the terms and conditions of the Master Lease, except as specifically set forth in this Agreement.

(b)       The termination or cancellation of the Master Lease shall constitute a termination of this Agreement.

Section 2.  Description of Leased Premises

(a)       Questar hereby leases to Sublessee, and Sublessee leases from Questar, solely for the purposes set forth in “Recital B” above, an area of approximately 2,666 square feet of floor rentable area in the basement of the Building (the Basement Leased Premises). The boundaries and location of the Basement Leased Premises are indicated on the site plan attached as Exhibit A. The use and occupation by Sublessee of the Basement Leased Premises will include use, along with all others entitled, of the common areas (Common Areas), which are shown in Exhibit A.

(b)       Questar also hereby subleases to Sublessee, and Sublessee, solely for the purposes set forth in “Recital B” above, leases from Questar, an area of approximately 3,872 square feet of floor rentable area and 758 square feet of allocated common area of the first floor of the Building (the Ground Floor Leased Premises). The boundaries and location of the Ground Floor Leased Premises are indicated on the site plan attached as Exhibit B. The use and occupation by Sublessee of the Ground Floor Leased Premises will include use, along with all others entitled, of the common areas, which are shown on Exhibit B.

(c)       The Basement Leased Premises and the Ground Floor Leased Premises shall be referred to collectively as the Leased Premises.

Section 3.  Term

(a)       The term of this Agreement shall commence on the commencement date (Commencement Date), which date shall be May 31, 2005. The term for lease of the Ground Floor Leased Premises shall be three (3) years and the term of the Basement Leased Premises shall be three (3) years, both from the Commencement Date.

Section 4.  Rent

(a)       During the first 12 months of the term of this Agreement, Sublessee agrees to pay to Questar, an initial annual Rent for the Leased Premises of US $233,169.00 payable in monthly installments of US $19,430.75. This is based on an annual price per square foot of US $56.20 for Basement Leased Premises and US $18.00 for Ground Floor Leased Premises. At the end of the respective lease terms of the Ground Floor Leased Premises and the Basement Leased Premises, this Agreement shall terminate and Sublessee shall immediately remove all of its equipment and property and return the Leased Premises to Questar in as good a condition as when this Agreement commenced, normal wear and tear excepted.

(b)       The Base Rent shall be increased by 1% each year of the term on the anniversary of the Commencement Date.

(c)       All installments shall be payable in advance, on the first day of each calendar month during the term of this Agreement. Rent for the first and last months of the term shall be prorated based upon the number of days during each of those months that this Agreement is in effect. All Rent shall be paid to Questar without notice, demand, deduction, or offset, at Questar’s business address or to such other person or at such other place as Questar may designate in writing.

(d)       Payments that are not made within 15 days after the due date shall be subject to late charges of 1½ percent per month or at the highest legal rate, whichever is the lower.

Section 5.  Holding Over

Should Sublessee, with Questar’s consent, hold over after the termination of this Agreement, Sublessee shall become a sublessee from month-to-month subject to each and all of the provisions of this Agreement as may be applicable to such month-to-month tenancy and any such holding over shall not constitute an extension of this Agreement. During such holding over, Sublessee shall pay rent at the rate and times provided for in Section 4. Such tenancy shall continue until terminated upon at least 30 days prior written notice to Sublessee by Questar or until Sublessee shall have given to Questar a written notice at least 30 days prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy.

Section 6.  Acceptance of Premises

(a)       Sublessee, by taking possession of the Leased Premises, shall be deemed to have agreed that the Leased Premises are then in satisfactory order and condition and that Sublessee shall keep the Leased Premises in good condition and state of repair.

(b)       Sublessee shall not make any alterations, additions, or improvements on or to the Leased Premises without first obtaining the written consent of Questar, which consent will not be unreasonably withheld. All alterations, additions, and improvements that shall be made shall be at the sole expense of Sublessee and shall become the property of Questar and shall remain on and be surrendered with the Leased Premises at the termination of this Agreement without disturbance, molestation, or injury.

(c)       Sublessee shall use, occupy, and maintain, at its own expense, the Leased Premises in accordance with all applicable environmental, health and/or safety laws, regulations, orders, permits, or similar legal obligations, now or hereafter made or issued, imposed by any municipal, county, state, or federal authority (“Environmental Laws”), or made by any insurance underwriters as a basis of insurance of Questar’s interest in the Leased Premises. Environmental Laws includes, but is not limited to, all laws, ordinances, regulations, orders or similar legal obligations imposed by all applicable government entities or agencies having jurisdiction over the Leased Premises or Sublessee relating to the environment, hazardous materials, hazardous substances, hazardous wastes, pollutants, or any other regulated substance, compound, or waste. Sublessee shall observe and obey the Environmental Laws and other requirements governing the conduct of Sublessee’s business with respect to the use of the Leased Premises. Sublessee shall save Questar harmless from, and indemnify Questar for, any damages, charges, liability for injury to person or property, suits or costs for any delinquency, noncompliance or violation of any Environmental Laws caused by Sublessee’s use, occupancy, or maintenance of the Leased Premises. Sublessee immediately must provide to Questar, pursuant to Section 18, any notice of delinquency, noncompliance or violation of any Environmental Laws related to the Leased Premises or Sublessee’s use, occupancy, or maintenance of the Leased Premises.

Section 7.  Services and Utilities

(a)       Questar agrees, without charge except as provided herein, and in accordance with standards from time to time prevailing for first-class office buildings in the downtown Salt Lake City area, to provide the following services:

i.                             furnish water for use in lavatories and drinking fountains (and to the Leased Premises if the plans for the Leased Premises so provide);

ii.                          furnish such heated or cooled air to the Leased Premises during ordinary business hours as may, in the reasonable judgment of Questar, be reasonably required for the comfortable use and occupancy of the Leased Premises, provided that Questar complies with the recommendations of Questar’s engineer or other authorized representative regarding occupancy and use of the Leased Premises; and

iii.                       provide janitorial services for the Leased Premises (including such interior and exterior window washing as may be required), such janitorial services to be provided on non-holiday weekdays, and to furnish such snow removal services to the Building as may, in the judgment of Questar, be reasonably required for safe access to the Building.

(b)       Questar shall provide power during ordinary business hours for normal office purposes, including but not limited to fluorescent, incandescent and task and task ambient lighting systems, and for normal office equipment, including but not limited to copying machines, communications and audio visual equipment, vending machines, computers (provided they do not require any additional voltage or special electrical requirements), break-room kitchen equipment, and internal communications systems; plus power for normal office use. Costs to power the uninterrupted power supply (UPS) and rack equipment will be metered separately and billed to Sublessee at the average cost per KWH charged to Questar by Utah Power. Questar shall have the right, if it reasonably determines, based on its own judgment, that Sublessee is using electric current for purposes other than those described above or for other than normal office use, to determine excess usage based on manufacturer’s specifications or require Sublessee to install a check meter to measure the surplus power that Sublessee is utilizing. The cost of such excess usage and the check meter, including but not limited to monitoring, installation, and repairs of the meter, shall be based on the average cost of power for the Building and shall be paid by Sublessee. Such payments will be credited to Questar’s Direct Expenses account.

(c)       Questar shall not be liable for failure to supply any heating, air conditioning, elevator, electrical, janitorial, lighting, or other services during any period when Questar uses reasonable diligence to supply such services, or during any period Questar is required to reduce or curtail such services pursuant to any applicable laws, rules, or regulations, it being understood and agreed to by Sublessee that Questar may discontinue, reduce, or curtail any such services at such times as it may be necessary by reason of accident, unavailability of employees, repairs, alterations, improvements, strikes, lockouts, and regulations, or due to any other happening beyond the reasonable control of Questar. In the event of any such interruption, reduction, or discontinuance of Questar’s services, Questar shall not be liable for resulting damages to persons or property, nor shall the occurrence of any such event in any way be construed as an eviction of Sublessee or cause or permit an abatement, reduction, or set-off of rent, or operate to release Sublessee from any of Sublessee’s obligations.

(d)       If Sublessee requires materially significant HVAC service for more than 11 hours a day, Monday through Friday (“After Hours Usage”), such service must be requested from the Building manager at least four hours in advance. After Hours Usage shall be supplied only in increments measured by the minimum zoning capacity of the Building, for a minimum of four-hour periods, with increments of one-half hour thereafter. Sublessee shall reimburse Questar, as Additional Rent, for all costs and expenses for After Hours Usage at the rate from time to time established by Questar. Notwithstanding the foregoing, if in Questar’s determination Sublessee’s demand for After Hours Usage is or becomes excessive or sufficiently frequent as to so warrant, Questar may install, at Sublessee’s expense, separate meters to monitor or control Sublessee’s After Hours Usage, with all costs for the installation, maintenance, and repair of such meter to be paid by Sublessee.

Section 8.  Repairs and Inspection

Questar shall have the right to enter the Leased Premises upon prior reasonable notice, at all reasonable hours and without interruption to Sublessee’s business, for the purpose of inspecting the Leased Premises (but not including Sublessee’s business documents, files, and personal property), to verify and ensure compliance with all Environmental Laws (defined in Section 6(c)), and/or to make any repairs, alterations, or additions that Questar shall reasonably deem necessary for the safety, preservation, or improvement of the Leased Premises or of the Building. Questar shall be allowed to take all materials into and upon the Leased Premises that may be required to make repairs, improvements, additions, or alterations for the benefit of Sublessee without in any way being deemed or held guilty of an eviction under the Agreement. The rent stipulated to be paid shall not abate while repairs, alterations, or additions are being made, nor shall Sublessee be entitled to maintain a set-off or counter-claim for damages against Questar by reason of loss or interruption to the business of Sublessee because of the prosecution of any such work; however, Questar shall use reasonable diligence to complete such repairs in a manner least disruptive to Sublessee’ use of the Leased Premises. All such repairs, alterations, additions, and improvements shall be made during ordinary working hours, or if any such work is done during any other hours at the request of the Sublessee, Sublessee shall pay for any extra cost occurring because of such request. In making any such repairs, alterations, or additions, Questar shall endeavor to minimize the cost and shall have due consideration for Sublessee’s operations.

Section 9.  Destruction of Leased Premises

In the event of a partial destruction of the Leased Premises during the lease term from any cause, Questar shall make repairs promptly. A partial destruction shall neither annul nor void this Agreement, except that Sublessee shall be entitled to a proportionate reduction of rent while the repairs are being made, any proportionate reduction being based on the extent to which the making of repairs prevents Sublessee’s use of floor space in the Leased Premises. If Questar elects not to make repairs that cannot be made within a reasonable time, or those repairs cannot be made under the laws and regulations of the applicable governmental authorities, this Agreement may be terminated at the option of Sublessee.

Section 10.  Parking

[Parking to the south of the Building no longer exists] Hourly or monthly parking may be purchased in Questar’s parking lots in the vicinity of the Building at then-current rates.

Section 11.  Insurance

(a)       Questar agrees to maintain general public liability insurance against claims for personal and bodily injury, including death, and property damage covering its obligations under the Master Lease and this Agreement. Questar further agrees to maintain property insurance for the replacement cost of the Building. Such insurance shall include, but not be limited to, coverage for damages resulting from (i) fire, (ii) perils covered by extended coverage insurance, and (iii) mechanical breakdown of the steam and pressure boilers and similar apparatus located in the Building. Questar may carry such other additional insurance coverage as it deems appropriate. All such insurance shall be procured from a responsible insurance company or companies or Questar may elect to assume its liabilities and the risk of loss through deductibles and/or a program of self insurance.

(b)       Without limiting any of the other obligations or liabilities of Sublessee under this Agreement, Sublessee shall maintain and shall require all its contractors, if any, to maintain insurance coverage as set forth below and on the certificate of insurance (“Certificate”) that is attached as Exhibit C and incorporated by this reference. The Certificate shall be properly completed and signed by a duly authorized representative or officer of Sublessee’s insurance company without alteration, modification or addition excepting the insertion of policy information in the spaces provided. The completion and proper execution of the Certificate is a condition precedent to this Agreement. If any of the policies described and identified in the Certificate expire or otherwise terminate during the term of this Agreement, Sublessee must replace the policies before the expiration date with policies giving the same or comparable coverage which meets Questar’s reasonable approval. A new Certificate in the same form and for the same or approved coverage and liability limits as set forth on the attached Certificate must be executed by Sublessee’s insurer and filed with Questar. The filing of a new Certificate shall also be a condition precedent to the continuation of this Agreement.

(c)       If any insurance required of Sublessee or its contractors is written on a claims-made basis, for a period of six years from termination of this Agreement or completion of contractor’s services, Sublessee and/or its contractors shall:

i.                             Maintain a retroactive date that at a minimum dates back to the inception of this Agreement and/or commencement of contractor’s services;

ii.                          Use all reasonable efforts to maintain insurance limits undepleted by losses or reserves for anticipated losses in the minimum amounts specified in this Agreement; and

iii.                       Maintain an extended reporting period rider which, at a minimum, dates back to the inception of this Agreement and/or commencement of contractor’s services if the claims-made insurance is canceled, not renewed or renewed on a basis other than claims-made.

(d)       The insurance required by this Agreement shall be maintained with insurers acceptable to Questar and shall conform in all respects with the laws of the State of Utah.

(e)       Sublessee will maintain, at its own cost and expense, such property insurance covering its personal property, trade fixtures and inventory within, on, and/or around the Leased Premises or any other insurance as Sublessee may deem appropriate. All such insurance will contain a waiver of subrogation in favor of Questar, its affiliates and all of their respective directors, officers, agents, employees and insurers.

Section 12.  Indemnity

(a)       Sublessee agrees to release, indemnify, hold harmless and, at Questar’s option, defend Questar and its affiliated companies including all of their respective directors, officers, agents, employees and insurers (Indemnified Parties), and to require all contractors to release, indemnify and hold the Indemnified Parties harmless from any and all liabilities, losses, claims, demands, actions, including reasonable attorney’s fees and court costs, arising out of or in connection with Sublessee’s activities in and around the Building or under this Agreement, except as a result of Questar’s willful misconduct.

(b)       This indemnification includes, but is not limited to, liabilities in favor of claimed, demanded or brought by Sublessee’s employees or contractors, employees of the Indemnified Parties, or third parties, including but not limited to Sublessee’s tenants, agents, representatives, customers, vendors or invitees, on account of injury, death, property damage or other losses.

Section 13.  Condemnation

A condemnation of the entire Building occupied by Sublessee shall result in a termination of this Agreement. Upon condemnation of 25% or more of the Leased Premises, Sublessee may elect to terminate this Agreement or to pay a mutually agreeable reduced rental payment. The total of any consequential damages awarded as a result of condemnation proceedings shall be divided as awarded by the court.

Section 14.  Breach or Default

Sublessee shall have breached this Agreement and shall be considered in default if (i) Sublessee fails to pay any rent when due and does not make the delinquent payment within 30 days after receipt of notice from Questar, or (ii) Sublessee fails to perform or comply with any of the covenants or conditions of this Agreement and such failure continues for a period of 15 days after receipt of notice from Questar.

Section 15.  Right to Cure

In the event of breach of any of the terms of this Agreement by Sublessee other than nonpayment of rent, which is specifically dealt with in Section 16, Questar agrees to give Sublessee written notice that such breach or breaches have occurred. Sublessee shall be afforded the opportunity to remedy any breach within 30 days after receipt of notice. If Sublessee shall not have remedied such breach within 30 days after receipt of notice, Questar may then terminate the Agreement or pursue any other remedy for breach of terms, conditions, or covenants reserved under this Agreement to Questar or granted to Questar in law or equity.

Section 16.  Effect of Breach

In the event of any material breach of this Agreement not cured by Sublessee, Questar, apart from other rights or remedies it may have or exercise, shall have the immediate right of re-entry and may remove all persons and personalty from the Leased Premises; such personalty may be removed and stored in any other place that Questar, at its reasonable discretion, selects for and at the expense and risk of Sublessee. Further, Sublessee hereby waives all claims for damages that may be caused by Questar in non-negligent, non-willful misconduct at re-entry and taking possession of the Leased Premises. Sublessee hereby agrees to save and hold Questar harmless from and against any resulting non-negligent, non-willful loss, costs, or damages, and no such re-entry shall be considered or construed to be a forcible entry. In addition to any other rights available to Questar by virtue of a default or breach of Sublessee under this Agreement, Questar may also terminate this Agreement or may (without such termination) relet the Leased Premises and Sublessee shall pay all reasonable costs of such reletting including (without being limited to) commissions and alterations or redecorating expense.

Section 17.  Representations and Warranties

Questar covenants and agrees that the Sublessee, on paying the rents and observing and keeping the covenants, agreements, and stipulations of this Agreement to be kept and performed on its part, shall lawfully, peaceably, and quietly hold, occupy, and enjoy the Leased Premises during the term of the Agreement, without hindrance, objection, or molestation. Questar makes no representation nor warranty regarding the adequacy of electrical power, heating, cooling or structural capability for any specialized use desired of the Basement Leased Premises by Sublessee.

Section 18.  Authorities for Action and Notice

(a)       Questar may act in any matter provided for herein by its designated facility manager and by any other person who may from time to time be designated in writing by Questar to act on its behalf. Likewise, Sublessee shall designate a person or persons authorized to act on its behalf.

(b)       All notices or demands required or permitted to be given to Questar hereunder shall be in writing, and shall be deemed duly served when delivered personally to the facility manager designated by Questar at the office of such facility manager, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Questar at the address stated below, or at such other address as Questar may from time to time specify in writing. All notices or demands required to be given to the Sublessee shall be in writing and shall be deemed duly served when delivered personally to the individual designated to act for Sublessee, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Sublessee at the address given below, or at Sublessee’s address in the Building, if Sublessee has taken possession of the Leased Premises, or at such other address as Sublessee may from time to time specify in writing.

(c)       Questar’s address and representative shall be:

Questar Corporation
180 East 100 South
P.O. Box 45433
Salt Lake City, Utah 84145-0433
Representative: Roger Barrus
Telephone:               (801) 324-3002

Sublessee’s address and representative shall be:

Consonus Acquisition Corp.
245 Park Avenue, 39th Floor
New York, New York 10167
Representative: Nana Baffour, Chairman
Telephone:               (212) 672-1782

Section 19.  Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Questar, and shall be binding upon and inure to the benefit of Sublessee and Sublessee’s successors, assigns, and personal representatives to the extent assignment may be approved by Questar.

Section 20.  Assignment and Subletting

Sublessee shall not assign this Agreement or any interest therein. Any assignment without the consent of Questar shall be void, and shall, at the option of Questar, terminate this Agreement. Sublessee shall have the right to sublease the Leased Premises as part of its network hosting and co-location business.

Section 21.  Attornment

Questar hereby reserves the right to transfer and assign all of its right, title, and interest in and to the Building, including this leasehold, at any time, and Sublessee hereby agrees that any such transfer or assignment by Questar shall operate to release Questar from any further liability upon any of the covenants or conditions, expressed or implied, contained in this Agreement in favor of Sublessee, and, in such event, Sublessee further agrees to look solely to the responsibility of Questar’s successor in interest. Moreover, this Agreement shall not be affected by any such transfer or assignment of Questar’s interest, and Sublessee agrees to attorn to any such assignee or transferee of Questar, provided such assignee or transferee shall specifically assume the obligations of Questar under this Agreement.

Section 22.  Liens and Encumbrances

Sublessee agrees that it shall not at any time during the term of this Agreement permit, allow, or suffer any lien or other encumbrance to be attached to the Leased Premises or to the Building of which they are a part or to the land on which the Building is located. Sublessee’s failure in this regard shall constitute a default and enable Questar to invoke all remedies available under this Agreement or applicable law in relation to such default.

Section 23.  Authority

Each person signing this Sublease Agreement warrants that the person has full legal capacity, power, and authority to execute this Sublease Agreement for and on behalf of the respective Party and to bind such Party.

[Remainder of page intentionally left blank; succeeding page is a signature page.]

IN WITNESS WHEREOF, as of the date first written above, the parties, through their respective authorized representatives, have executed this Agreement, consisting of Sections 1 through 23, inclusive, and Exhibits A, B and C.

SUBLESSEE: CONSONUS ACQUISITION CORP.		QUESTAR: QUESTAR CORPORATION

By:	/s/ Nana Baffour	By:	/s/ Alan K. Allred
	Nana Baffour		Alan K. Allred
	Chairman		Executive Vice President

Signature page to Sublease